Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292799

PROSPECTUS

MIXED MARTIAL ARTS GROUP LIMITED

18,647,619 Ordinary Shares

400,000 Ordinary Shares Issuable Upon the Exercise of Pre-Funded Warrants

MIXED MARTIAL ARTS GROUP LIMITED

This prospectus relates to the resale, from time to time, of up to 19,047,619 of our ordinary shares, no par value (the “Ordinary Shares”), by the selling shareholder, American Ventures LLC, Series XL MMA ELOC (“American Ventures”, or the “selling shareholder”), which includes 400,000 ordinary shares issuable pursuant to the exercise of pre-funded warrants issued to American Ventures as a commitment fee under the Purchase Agreement (as defined below).

The Ordinary Shares being offered by the selling shareholder have been or may be issued pursuant to that certain equity purchase agreement between us and American Ventures, dated as of December 29, 2025 (the “Purchase Agreement”). See “Equity Line Transaction” for a description of the Purchase Agreement and “Selling Shareholder” for additional information regarding American Ventures. The prices at which American Ventures may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We may receive gross proceeds of up to $20,000,000 from the sale of our Ordinary Shares (“Purchase Shares”) to American Ventures under the Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares by the selling shareholder.

American Ventures may sell the Ordinary Shares described in this prospectus in a number of different ways and at varying prices. The price that American Ventures will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our Ordinary Shares. American Ventures is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The purchase price for the Purchase Shares will be based upon formulas set forth in the Purchase Agreement depending on the type of purchase notice we submit to American Ventures from time to time. We will pay the expenses incurred in registering the American Ventures, including legal and accounting fees. See “Plan of Distribution” on page 34 for more information about how American Ventures may sell the Ordinary Shares being registered pursuant to this prospectus.

Our Ordinary Shares are listed on the NYSE American (“NYSE American”) under the symbol “MMA.” On January 14, 2026, the closing price of our Ordinary Shares was $1.05 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 8 for a discussion of information that should be considered in connection with an investment in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2026.

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ABOUT THIS PROSPECTUS

We are incorporated under the laws of Australia. Certain of our directors and officers and certain other persons named in this prospectus are citizens and residents of countries other than the United States, and all or a significant portion of the assets of the certain directors, officers and other persons named in this prospectus are outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or to enforce against them or against us in U.S. courts any judgments predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in Australia, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on U.S. federal securities laws.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the SEC. Neither we nor the underwriters have authorized anyone to provide any information or make any representation other than those contained in this prospectus or in any free writing prospectus we have prepared. When you make a decision about whether to invest in the Ordinary Shares or Pre-Funded Warrants, you should not rely upon any information other than the information in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares or Pre-Funded Warrants. Our business, financial condition, operating results and prospects may have changed since that date. This prospectus is not an offer to sell or solicitation of an offer to buy the Ordinary Shares or Pre-Funded Warrants in any circumstances under which any such offer or solicitation is unlawful.

For investors outside of the United States, we have not taken any action to permit this offering or to permit the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Ordinary Shares and Pre-Funded Warrants and the distribution of this prospectus outside of the United States.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context implies otherwise, any reference in this prospectus to:

●	“MMA” refers to Mixed Martial Arts Group Limited, an Australian public company limited by shares;

●	“the Company,” “we,” “us,” or “our” refer to MMA and its consolidated subsidiaries, through which it conducts its business;

●	“Shares” or “Ordinary Shares” refers to Ordinary Shares of MMA; and

●	“Corporations Act” means the Australian Corporations Act 2001 (Cth).

PRESENTATION OF FINANCIAL INFORMATION

Our reporting and functional currency is the Australian dollar, and our financial statements included elsewhere in this prospectus are presented in Australian dollars. The consolidated financial statements and related notes included elsewhere in this prospectus have been prepared in accordance with IFRS Accounting Standards (“IFRS Accounting Standards”), as issued by International Accounting Standards Board (“IASB”) and differ in certain significant respects from generally accepted accounting principles in the United States (“U.S. GAAP”). As a result, our financial statements may not be comparable to the financial statements of U.S. companies. Because the U.S. Securities and Exchange Commission (the “SEC”) has adopted rules to accept financial statements prepared in accordance with IFRS as issued by the IASB without reconciliation to U.S. GAAP from foreign private issuers such as us, we are not providing a description of the principal differences between U.S. GAAP and IFRS.

All references in this prospectus to “$,” “US$,” “U.S. dollars,” and “dollars” mean U.S. dollars and all references to “A$” mean Australian dollars, unless otherwise noted.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market and industry conditions and market share from third-party sources or that is based upon estimates using such sources when available. We believe that such information and estimates are reasonable and reliable. We also believe the information extracted from publications of third-party sources has been accurately reproduced. However, we have not independently verified any of the data from third party sources. Similarly, our internal research is based upon the understanding of industry conditions, and such information has not been verified by any independent sources. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the caption “Risk Factors” of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We use our registered and unregistered trademarks in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements contained in this prospectus include, but are not limited to, statements with respect to:

●	our goals and strategies, including with respect to the development and expansion of our business;

●	our capital commitments and/or intentions with respect to our business, including the sufficiency of our liquidity and capital resources;

●	the nature and extent of future competition in our industry and in the markets in which we operate or plan to operate;

●	the price of, and our ability to successfully integrate, any acquired businesses;

●	the expected cash flows from our business;

●	our planned capital expenditures; and

●	our intended use of proceeds from this offering.

All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we cannot assure you that these plans, objectives, expectations or intentions will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes to those financial statements included elsewhere in this prospectus.

Overview

MMA.INC is building the digital infrastructure for the future of combat sports. The big idea is simple: take the world’s fastest-growing sports vertical and give it the connective tissue it’s never had. Our mission is to convert an estimated 700 million global fans of mixed martial arts into active participants at scale.

We believe the next decade will see martial arts rise from a fragmented industry to a consolidated mainstream. We are positioning MMA.INC to make that transition possible. The recently announced media rights deal between the UFC and Paramount/CBS beginning in 2026 was another significant step forward for the industry, and we expect to see significant visibility and engagement spikes for the sport.

MMA, as a fragmented, very fast-growing sport, will benefit from a consolidated platform that serves everyone in the ecosystem, whether it be the fan, fighter, coach or gym owner. The sport has never had more global visibility, yet the infrastructure to convert that interest into participation just hasn’t existed. Hundreds of millions of fans watch fights, follow fighters, and engage with the culture, but there is no streamlined path to get them into gyms to train. We are seeking to bridge that gap.

The MMA fan base and addressable market, with hundreds of thousands of martial arts academies globally and a fan base measured in the hundreds of millions. Our strategy is to partner with gyms, not own them. Our platform aims to be a technology tool that helps owner-operators acquire, onboard, and retain customers without heavy capex. We connect MMA fans to training programs and gyms, make onboarding seamless for gyms, and monetize through subscriptions and an expanding stack of services.

Together, BJJLink and our renowned “Warrior Training Program” connect MMA fans’ energy and the gyms, coaches, and communities providing pathways to lifelong participation. We aim to solve two problems at once: making it easier for fans to take their first step into training, and giving academies new members and the tools to run more efficiently, retain customers, and grow revenue. That combination is powerful because it aligns everyone’s interests: fans get access, gyms get customers, and the sport gets stronger.

Our platform is built to capture sector growth by leveraging existing “owner-operator” gyms and coaching relationships without the overhead or slow onboarding. Each new academy we onboard and each new fan starting our program increases our network effect and extends our first-mover advantage.

Our ordinary shares are listed on the NYSE American under the symbol “MMA.”

Strategic Advisors and Partners

We have strong support from key investors and strategic advisors, including:

●	Donald Trump Jr. is a business executive, media figure, and co-founder of World Liberty Financial. His appointment as our Strategic Advisor adds global recognition and brand-building expertise and will provide strategic counsel to our board and management team.

●	Conor McGregor is our investor, Strategic Advisor and a passionate advocate for what we’re building at MMA.INC. His global reach, exceptional marketing instincts, and ability to command attention augment our business, providing us with access to more partners, sponsors and media coverage.

We have also partnered with one of the largest names in MMA inspired fitness, UFC GYM. In September 2024, we entered into a multi-year strategic partnership aimed at launching branded programs, amateur fight events, and training platforms across more than 150 UFC Gym locations worldwide. Further, UFC GYM selected BJJLink as the operating platform for its new Brazilian jiu-jitsu franchise expansion, with forty-five new academies are due to open in 2026.

Our Advisory Board described above work with our executive team, which includes industry leaders like John Kavanagh and Rich Chou, to give us a powerful edge in networking, distribution, brand trust, and the ability to identify and attract incredible growth opportunities, like our partnership with UFC Gym.

Market Opportunity

With 700 million combat sports fans worldwide, mixed martial arts has reached unprecedented popularity. We benefit from the sector’s growth, driven by major MMA leagues like UFC, PFL, ONE Championship, and Bellator, whose marketing efforts expand the sport’s fan base.

Our goal is to convert this interest into engagement through our premium online and in-gym training experiences. According to IBISWorld statistics, there are currently over 46,500 martial arts and combat sports gyms in the US alone that generated annual revenues of approximately $19.4 billion in 2024. Additionally, according to Sports & Fitness Industry Association’s Single Sport Reports for Martial Arts and Boxing Fitness, it is estimated that more than 11.8 million people engaged in various martial arts and combat sports disciplines in 2023.

 Our business model complements existing industry players without cannibalizing their market. As the Company scales, its first-mover advantage in grassroots MMA participation unlocks significant potential, especially in North America, where the martial arts industry is projected to reach 67,000 gyms by the end of 2025, with fanbase growth accelerating exponentially.

Our Products and Platform

Our business is subscription-driven. Customers join our ecosystem to train in the gym or online with top-tier coaches. Price points range from entry-level digital access to premium, immersive, five-day-a-week training programs. The wide spectrum of offerings lets us meet people where they currently are - budget, schedule, and ambition - and then allow them to increase their commitments as their engagement deepens.

For gym operators, the economics improve as adoption grows. Software adoption allows for strong retention, margins grow as usage of digital tools rises, and our customer acquisition cost remains attractive because content and community engagement convert fans into customers more efficiently than advertising does. With distribution scale from branded partnerships like UFC GYM, we anticipate that revenue will become increasingly more recurring and predictable, while also enabling us to introduce additional monetization channels, including e-commerce, athlete management tools, and advanced fan engagement features, within the same user base.

Our products cater to a wide range of users, from gym owners and coaches to fans and participants, with B2C subscription prices ranging from $9 to $550 per month and B2B subscriptions ranging from $49 to $149 per month plus transaction fees on transactions processed through our platform, enhancing revenue streams through a combination of subscriptions, transactions fees, and partnership opportunities.

We expect to launch our Community and Commerce Platform in 2026, a mobile-first, multi-device app designed to unify the global martial arts community into a single, monetized ecosystem. This platform will offer fans, participants, coaches, and gym owners a seamless experience to connect, engage, and transact within the sport. This platform is aimed to appeal to the 700 million MMA fan base and ultimately provide both a free and premium subscription to access the platform.

As we prepare to release our tokenised rewards and loyalty Community and Fan platform in 2026, our goal is to enable the community to “get paid to train”, whereby they can earn experience points (“XP”) and cryptocurrency rewards for training and engagement that could be used both on the platform and within our verified partner network.

Our Next Growth Engines

Our future growth strategy is driven by clear principles that focus on building an integrated ecosystem to empower coaches, engage participants, and drive sustainable revenue. We aim to surpass current industry leaders by creating a global platform that connects the entire martial arts community.

 Our platform is designed to fuel revenue growth by combining B2C and B2B subscriptions with transaction fees for services and products offered by gyms, coaches, and athlete influencers. As fans and participants engage with the platform, connecting with these offerings, we capture additional value from every transaction, driving sustained growth across the entire ecosystem.

We intend to continue to invest in technology to enhance the experience for all participants on the Company’s Community Platform, namely customers, coaches and gym owners, in order to drive lifetime value and expand sales channels through referrals and organic promotion.

In October 2025, we announced our development of our blockchain initiatives and a Web 3.0 ecosystem as part of our growth strategy. In October 2025, we also commenced deploying our utility token on the Solana testnet, our first step towards validating our Web 3.0 ecosystem that fuses combat sports, blockchain and artificial intelligence. In addition, we are building a rewards platform to enhance community engagement through tokenized rewards, enabling users to “Get Paid to Train.”. The testnet release enables MMA.INC to simulate full ecosystem activity, including minting, staking, XP accumulation, and rewards distribution, while also introducing AI-powered analytics that assess user performance, engagement, and progression. As part of the planned launch, it is expected that rewards and loyalty points will be distributed to MMA.INC’s existing community of students, coaches, athletes and partner gyms who have already been contributing to the ecosystem’s growth.

The MMA.INC Utility Token is currently in development and not yet available for public sale, purchase or trading. MMA.INC strongly advises the public to avoid any third-party tokens claiming to represent or be affiliated with the Company. Official information on token deployment and platform launch will be communicated only through www.mma.inc/Token and verified Company channels.

Corporate Information

We were incorporated on March 27, 2013 under the laws of Australia under the name Wimp 2 Warrior Limited and changed our name to Alta Global Group Limited on February 2, 2022, and to Mixed Martial Arts Group Limited on December 5, 2024.

Our principal executive offices are located at Level 1, Suite 1, 29-33 The Corso, Manly, New South Wales 2095, and our telephone number there is +61 1800 151 865. Our website address is https://www.mma.inc. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering, or June 30, 2029. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by the JOBS Act. We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our shareholders in the future may be different than what you might receive from other public reporting companies in which you hold equity interests.

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

As a foreign private issuer, we have taken advantage of certain reduced disclosure and other requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings. Accordingly, the information contained herein or that we provide shareholders may be different than the information you receive from other public companies in which you hold equity securities.

American Ventures Purchase Agreement

On December 29, 2025, we entered into the Purchase Agreement with American Ventures pursuant to which we have the right, but not the obligation, to sell to American Ventures up to $20,000,000 of Purchase Shares from time to time over the 36-month term beginning only after certain conditions set forth in the Purchase Agreement have been satisfied (the “Commitment Period”), including that this Registration Statement shall have been declared effective under the Securities Act, which we refer to as the Commencement Date. In accordance with the Purchase Agreement, we issued pre-funded warrants to purchase 400,000 Ordinary Shares (the “Incentive Shares”) to American Ventures as consideration for its commitment to purchase our Ordinary Shares under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our Ordinary Shares to American Ventures, only 19,047,619 Ordinary Shares are being registered for resale under this prospectus, which includes the 400,000 Incentive Shares underlying pre-funded warrants that we already issued to American Ventures as a fee for making its irrevocable commitment to purchase our Ordinary Shares under the Purchase Agreement. Depending on the market prices of our Ordinary Shares at the time we elect to issue and sell our Ordinary Shares to American Ventures under the Purchase Agreement, we may need to register for resale under the Securities Act additional Ordinary Shares in order to receive aggregate gross proceeds equal to the $20.0 million total commitment available to us under the Purchase Agreement. If we elect to issue and sell to American Ventures under the Purchase Agreement more than the 19,047,619 Ordinary Shares being registered for resale by American Ventures under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Ordinary Shares, which could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for resale by American Ventures is dependent upon the number of Ordinary Shares we ultimately decide to sell to American Ventures under the Purchase Agreement.

To the extent that we are subject to the applicable rules of the NYSE American, in no event may we issue or sell to American Ventures under the Purchase Agreement our Ordinary Shares, including the Incentive Shares, in excess of 5,374,020 shares, which is equal to 19.99% of our Ordinary Shares outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) unless (i) we obtain shareholder approval to issue our Ordinary Shares in excess of the Exchange Cap or (ii) the average price of all Ordinary Shares issued to American Ventures under the Purchase Agreement equals or exceeds $1.13 per share (which represents the lower of (A) the official closing price of the Ordinary Shares on NYSE American immediately preceding the signing of the Purchase Agreement and (B) the average official closing price of the Ordinary Shares on the NYSE American for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable NYSE American rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any Ordinary Shares under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the NYSE American or the Corporations Act 2001 (Commonwealth of Australia). The Purchase Agreement also prohibits us from directing American Ventures to purchase any of our Ordinary Shares if those shares, when aggregated with all other Ordinary Shares then beneficially owned by American Ventures and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in American Ventures and its affiliates beneficially owning more than 4.99% of the then total Ordinary Shares (which may be increased up to 9.99% of our Ordinary Shares), which we refer to herein as the Beneficial Ownership Limitation.

American Ventures Registration Rights Agreement

Concurrently with entering into the Purchase Agreement, we entered into a registration rights agreement with American Ventures (the “Registration Rights Agreement”) pursuant to which we agreed to register the resale of our Ordinary Shares that have been and may be issued to American Ventures under the Purchase Agreement pursuant to this Registration Statement.

THE OFFERING

The summary below describes the principal terms of the offering of our Ordinary Shares. This summary is not complete and does not contain all the information you should consider before investing in our Ordinary Shares. You should carefully read this entire prospectus before investing in our Ordinary Shares including the section “Risk Factors.”

Ordinary Shares Offered by the Selling Shareholder	19,047,619 Ordinary Shares, consisting of:

●	up to 18,647,619 Ordinary Shares which we may sell to American Ventures from time to time over the next 36 months beginning on the Commencement Date, at our sole discretion, in accordance with the Purchase Agreement; and

●	400,000 Ordinary Shares issuable upon the exercise of pre-funded warrants previously issued to American Ventures as consideration for its commitment to purchase our Ordinary Shares under the Purchase Agreement. We did not receive any cash proceeds from the issuance of these Incentive Shares.

Ordinary Shares Outstanding Immediately After this Offering(1)	45,531,160 Ordinary Shares, assuming the issuance of all 19,047,619 shares offered for resale by American Ventures pursuant to this prospectus, which includes the 400,000 Ordinary Shares previously issued to American Ventures as Incentive Shares pursuant to pre-funded warrants. The actual number of shares issued will vary depending on the number of shares sold to American Ventures pursuant to the Purchase Agreement.

Use of proceeds	We will receive no proceeds from the sale of the Ordinary Shares by American Ventures in this offering. However, we may receive up to $20,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales of the Ordinary Shares from time to time after the date that the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement. Depending on the market prices of our Ordinary Shares at the time we elect to issue and sell our Ordinary Shares to American Ventures under the Purchase Agreement, we may need to register for resale under the Securities Act additional Ordinary Shares in order to receive aggregate gross proceeds equal to the $20.0 million total commitment available to us under the Purchase Agreement. We currently intend to use any proceeds that we receive from the sale of Ordinary Shares to American Ventures under the Purchase Agreement for working capital and other general corporate purposes.

Risk Factors	An investment in our securities involves significant risks. See “Risk Factors” on page 8 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Listing	Our Ordinary Shares are listed on the NYSE American under the symbol “MMA”.

(1) The number of Ordinary Shares that will be outstanding as of the date of this prospectus and after this offering is based on 45,531,160 Ordinary Shares as of January 14, 2026, including the 19,047,619 Ordinary Shares being registered in this prospectus and excludes:

●	2,248,543 Ordinary Shares issuable upon the exercise of options outstanding as of the date of this prospectus at a weighted average exercise price of $1.64;

●	365,000 Ordinary Shares issuable upon the exercise of warrants outstanding as of the date of this prospectus at an exercise price of $2.35;

●	4,285,313 Ordinary Shares issuable upon the conversion of Series A Preference Shares outstanding as of the date of this prospectus based on a conversion price of $0.70;

●	342,857 Ordinary Shares issuable upon the exercise of warrants outstanding as of the date of this prospectus at an exercise price of $0.70;

●	770,111 Ordinary Shares issuable upon the exercise of options outstanding as of the date of this prospectus that were issued under the EIP;

●	2,331,025 Ordinary Shares issuable upon the vesting of Restricted Units outstanding as of the date of this prospectus that were issued under the EIP;

●	2,094,874 Ordinary Shares issuable upon the vesting of performance share rights outstanding as of the date of this prospectus that were issued under the EIP; and

●	550,000 Ordinary Shares issuable upon the vesting of performance share rights outstanding as of the date of this prospectus.

Except as otherwise indicated herein, all information in this prospectus assumes the issuance of all 19,047,619 shares offered for resale by American Ventures pursuant to this prospectus, which includes the 400,000 Ordinary Shares previously issued to American Ventures as Incentive Shares pursuant to pre-funded warrants. The actual number of shares issued will vary depending on the number of shares sold to American Ventures pursuant to the Purchase Agreement.

RISK FACTORS

Investing in our securities involves significant risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 20-F and any subsequent Annual Reports on Form 20-F we file after the date of this prospectus, and all other information contained in or incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before acquiring any of our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to the Offering

Management has broad discretion as to the use of proceeds we may receive from the sale of Purchase Shares to American Ventures.

Our management has broad discretion in the allocation of proceeds we may receive from the sale of Purchase Shares to American Ventures and could use such proceeds for purposes other than those contemplated at the date of this prospectus. Our shareholders may not agree with the manner in which our management chooses to allocate and spend such proceeds.

We may need additional capital beyond the capital raised from the sale of Purchase Shares to American Ventures, and the sale of additional Ordinary Shares or equity or debt securities could result in additional dilution to our shareholders.

Although the net proceeds from the sale of Purchase Shares to American Ventures are anticipated to be sufficient for research and development, marketing activities and general working capital purposes, further funding may be required. We may need to raise additional capital beyond the capital raised from the sale of Purchase Shares to American Ventures in order to support additional growth opportunities or to provide additional cash flow should our sales not be achieved as forecasted. Such additional capital may be raised through a combination of private and public equity offerings, debt financings and collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our Ordinary Shares. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, without prior approval, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development, sales launch or marketing efforts or grant rights to develop and market product that we would otherwise prefer to develop and market ourselves.

The terms of the Purchase Agreement limit the amount of Ordinary Shares we may issue to American Ventures, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Purchase Agreement includes restrictions on our ability to sell Ordinary Shares to American Ventures, including, subject to specified limitations, if a sale would cause American Ventures and its affiliates to exceed the Beneficial Ownership Limitation.

Accordingly, we cannot guarantee that we will be able to sell all 19,047,619 Purchase Shares in this offering. If we cannot sell the full amount of Ordinary Shares that American Ventures has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position. If we choose to sell more Ordinary Shares than are offered under this prospectus, we must first register for resale under the Securities Act such additional Ordinary Shares.

EQUITY LINE TRANSACTION

General

On December 31, 2025, we entered into the Purchase Agreement with American Ventures, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right, but not the obligation, to sell to American Ventures up to $20,000,000 of our Ordinary Shares, from time to time over the 36-month term beginning on the Commencement Date. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement with American Ventures, pursuant to which we agreed to register the sale of our Ordinary Shares, including the Incentive Shares underlying the pre-funded warrants issued to American Ventures pursuant to the Registration Rights Agreement, that have been and may be issued to American Ventures under the Purchase Agreement and that are subject to the offering described in this prospectus. Pursuant to the terms of the Purchase Agreement and Registration Rights Agreement, we have filed with the SEC this prospectus regarding the sale under the Securities Act of the shares that have been or may be issued to American Ventures under the Purchase Agreement. Any capitalized terms not defined within this “Equity Line Transaction” section shall have the meanings given in the Purchase Agreement.

Purchase of Shares under the Purchase Agreement

Regular Purchases

During the Commitment Period, on any business day selected by us, we may direct American Ventures to purchase up to the lesser of (i) one hundred percent (100%) of the Average Daily Trading Volume over the five (5) Trading Days preceding the applicable Put Date, (ii) thirty percent (30%) of the daily trading volume over the applicable Put Date, and (iii) the quotient (rounded up or down to the nearest whole number) obtained by dividing (x) Five Hundred Thousand Dollars ($500,000) by (y) the closing price on the applicable Put Date (in each case to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction during the applicable period). The foregoing limitation is referred to as the Maximum Regular Put Amount, which may be waived by American Ventures in its sole discretion. However, we may not direct American Ventures to purchase more than an aggregate of $20,000,000 in shares pursuant to Regular Puts.

The purchase price per share for each such Regular Put will be at a price equal to 95% of the lowest daily volume weighted average price of the Ordinary Shares on the NYSE American during the three consecutive trading days immediately following the applicable Put Date for a Regular Put.

The Purchase Agreement prohibits us from directing American Ventures to purchase any Ordinary Shares if those shares, when aggregated with all other Ordinary Shares then beneficially owned by American Ventures (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in American Ventures and its affiliates beneficially owning more than the Beneficial Ownership Limitation.

Pursuant to the terms of the Purchase Agreement, we issued American Ventures pre-funded warrants exercisable for 400,000 Incentive Shares as consideration for its commitment to purchase our Ordinary Shares under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our Ordinary Shares to American Ventures, only 19,047,619 Ordinary Shares are being registered for resale under this prospectus, which includes the 400,000 Incentive Shares that we already issued to American Ventures as a fee for making its irrevocable commitment to purchase our Ordinary Shares under the Purchase Agreement. Depending on the market prices of our Ordinary Shares at the time we elect to issue and sell our Ordinary Shares to American Ventures under the Purchase Agreement, we may need to register for resale under the Securities Act additional Ordinary Shares in order to receive aggregate gross proceeds equal to the $20.0 million total commitment available to us under the Purchase Agreement. If we elect to issue and sell to American Ventures under the Purchase Agreement more than the 19,047,619 Ordinary Shares being registered for resale by American Ventures under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Ordinary Shares, which could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for resale by American Ventures is dependent upon the number of Ordinary Shares we ultimately decide to sell to American Ventures under the Purchase Agreement.

To the extent we are subject to the applicable rules of the NYSE American, in no event may we issue or sell to American Ventures under the Purchase Agreement our Ordinary Shares, including the Incentive Shares, in excess of 5,374,020 shares, which is equal to 19.99% of our Ordinary Shares outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we obtain shareholder approval to issue our Ordinary Shares in excess of the Exchange Cap or (ii) the average price of all Ordinary Shares issued to American Ventures under the Purchase Agreement equals or exceeds $1.13 per share (which represents the official closing price of our Ordinary Shares on the NYSE American on the day of signing the Purchase Agreement), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable NYSE American rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any of our Ordinary Shares under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the NYSE American.

Sales under the Purchase Agreement may commence only after certain conditions have been satisfied, which date is referred to herein as the Commencement Date, which conditions include that this Registration Statement, as may be amended from time to time, shall have been declared effective under the Securities Act, delivery to American Ventures of a prospectus covering the Ordinary Shares issued or sold by us to American Ventures under the Purchase Agreement, approval for listing on the NYSE American of the Ordinary Shares issued or sold by us to American Ventures under the Purchase Agreement, the issuance of the Incentive Shares to American Ventures under the Purchase Agreement, and the receipt by American Ventures of a customary opinion of counsel and other certificates and closing documents. The Purchase Agreement may be terminated by us at any time, at our sole discretion, without any cost or penalty, however, the Incentive Shares will not be returned to us. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on our ability to enter into Variable Rate Transactions), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. We may deliver purchase notices under the Purchase Agreement, subject to market conditions, and in light of our capital needs from time to time and under the limitations contained in the Purchase Agreement. Any proceeds that we receive under the Purchase Agreement may be used for any corporate purpose at our sole discretion.

The Company has agreed to file with the SEC by January 16, 2026, this Registration Statement covering the resale of the Purchase Shares and the Incentive Shares in accordance with the terms of the Registration Rights Agreement.

The Purchase Agreement and Registration Rights Agreement contain customary representations and warranties, covenants and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of such agreements and in the context of the specific relationship between the parties thereto. The provisions of the Purchase Agreement and Registration Rights Agreement, including any representations and warranties contained therein, are not for the benefit of any party other than the parties thereto and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties thereto. Rather, investors and the public should look to other disclosures contained in our annual, quarterly and current reports we may file with the SEC.

Our Termination Rights

At any time after the effectiveness of the Registration Statement, the Company shall have the option to terminate the Purchase Agreement for any reason or for no reason by delivering written notice (a “Company Termination Notice”) to American Ventures electing to terminate the Purchase Agreement without any liability whatsoever of any party to any other party under the Purchase Agreement (except as set forth below). The Company Termination Notice shall not be effective until one business day after it has been received by American Ventures, provided that the Purchase Agreement cannot be terminated (i) while there is an outstanding Put Notice, the shares of Ordinary Shares under which have yet to be issued and (ii) the Company has not paid all amounts owed to American Ventures pursuant to this Agreement.

No Short-Selling or Hedging by American Ventures

American Ventures has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of Ordinary Shares during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

Without the prior written consent of American Ventures, from any Put Date until the end of any Standstill Period the Company shall not enter into any Variable Rate Transaction or have in force and effect any existing Variable Rate Transaction; provided, however, that the Company may effect sales pursuant to a customary “at-the-market” facility with a FINRA-registered broker-dealer as sales agent, and the issuance of Ordinary Shares in such an “at-the-market” offering shall not be deemed a Variable Rate Transaction.

Effect of Performance of the Purchase Agreement on Our Shareholders

All shares registered in this offering that have been or may be issued or sold by us to American Ventures under the Purchase Agreement are expected to be freely tradable. It is anticipated that the Ordinary Shares registered in this offering will be sold over a period of up to thirty-six months commencing on the Commencement Date. The sale by American Ventures of a significant amount of Ordinary Shares registered in this offering at any given time could cause the market price of our Ordinary Shares to decline and to be highly volatile. Sales of our Ordinary Shares to American Ventures, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to American Ventures all, some or none of the Ordinary Shares that may be available for us to sell pursuant to the Purchase Agreement.

If and when we do sell Ordinary Shares to American Ventures, after American Ventures has acquired the Ordinary Shares, American Ventures may resell all, some or none of those Ordinary Shares at any time or from time to time in its discretion. Therefore, sales to American Ventures by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Ordinary Shares. In addition, if we sell a substantial number of Ordinary Shares to American Ventures under the Purchase Agreement, or if investors expect that we will do so, the actual sales of our Ordinary Shares or the mere existence of our arrangement with American Ventures may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our Ordinary Shares to American Ventures and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, from and after commencement, we have the right, but not the obligation, from time to time to direct American Ventures to purchase up to $20.0 million of our Ordinary Shares. Depending on the price per share at which we sell our Ordinary Shares to American Ventures pursuant to the Purchase Agreement, we may need to sell to American Ventures under the Purchase Agreement more Ordinary Shares than are being offered under this prospectus in order to receive aggregate gross proceeds equal to the $20.0 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional Ordinary Shares, which could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for resale by American Ventures under this prospectus is dependent upon the number of Ordinary Shares we direct American Ventures to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from American Ventures from our sale of Ordinary Shares to American Ventures under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)		Percentage of Outstanding Shares After Giving Effect to the Issuance to American Ventures (2)	Gross Proceeds to Us from the Sale of Shares to American Ventures Under the Purchase Agreement
$0.50		18,647,619	(3)	41.0%	$9,323,809
$1.00		18,647,619	(3)	41.0%	$18,647,619
$1.12	(4)	17,857,142	(3)	39.9%	$19,999,999
$2.00		10,000,000		27.1%	$20,000,000
$3.00		6,666,666		19.9%	$19,999,998

(1)	Although the Purchase Agreement provides that we may sell up to $20.0 million of our Ordinary Shares to American Ventures, we are only registering 19,047,619 of our Ordinary Shares for resale under this prospectus, including 400,000 Incentive Shares that we have already issued to American Ventures as a fee for making its irrevocable commitment to purchase our Ordinary Shares under the Purchase Agreement. Depending on the market prices of our Ordinary Shares at the time we elect to issue and sell our Ordinary Shares to American Ventures under the Purchase Agreement, we may need to register for resale under the Securities Act additional Ordinary Shares in order to receive aggregate gross proceeds equal to the $20.0 million total commitment available to us under the Purchase Agreement.

(2)	The denominator is based on 26,883,541 shares outstanding as of January 14, 2026, which includes the Incentive Shares, and adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to American Ventures, assuming the average purchase price in the first column. The numerator reflects the number of shares set forth in the adjacent column which we would have sold under the Purchase Agreement at the corresponding assumed average purchase price set forth in the adjacent column, and the Incentive Shares.

(3)	This number of shares reflects the Exchange Cap, less the Incentive Shares. To the extent we are subject to the applicable NYSE American rules, we may only issue Ordinary Shares in excess of the Exchange Cap if we obtain shareholder approval to do so, or if the average price of all Ordinary Shares issued to American Ventures under the Purchase Agreement equals or exceeds $1.13 per share.

(4)	The closing sale price of our Ordinary Shares on the NYSE American on December 31, 2025.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Ordinary Shares by American Ventures in this offering. We may receive up to $20,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales we make to American Ventures from time to time pursuant to the Purchase Agreement after the date that the registration statement of which this prospectus is a part is declared effective. The gross proceeds to us from the sale of Ordinary Shares to American Ventures pursuant to the Purchase Agreement will be up to $20,000,000 over an approximately 36-month period, assuming that such sales are not limited by the Exchange Cap and we sell the full amount of Ordinary Shares that we have the right, but not the obligation, to sell to American Ventures under the Purchase Agreement, and before other estimated fees and expenses. We may sell fewer than all of the Ordinary Shares permitted to be sold pursuant to the Purchase Agreement, in which case our offering proceeds will be less. Because we are not obligated to issue or sell any Ordinary Shares under the Purchase Agreement, other than the Incentive Shares (from which we did not receive any proceeds), the actual total offering amount and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will receive any proceeds under or fully utilize the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

As of the date of this prospectus, we cannot predict with certainty all the uses for the net proceeds, if any, we may receive from the sale of Purchase Shares to American Ventures under the Purchase Agreement. We currently intend to use any net proceeds from the sale of securities under this prospectus for general corporate purposes, including, but not limited to, working capital, capital expenditures, investments, acquisitions, should we choose to pursue any, and collaborations. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade and interest-bearing securities.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, our development efforts and the overall economic environment. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

DIVIDENDS AND DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on our shares. We intend to retain any earnings for use in our business and do not currently intend to pay cash dividends on our Ordinary Shares. Dividends, if any, on our outstanding Ordinary Shares will be declared by and subject to the discretion of our board of directors, and subject to Australian law.

Any dividend we declare on our Ordinary Shares will be paid in Australian dollars. Cash dividends on our Ordinary Shares, if any, will be paid in Australian dollars. See “Description of Share Capital.”

DILUTION

The sale of Ordinary Shares to American Ventures pursuant to the Purchase Agreement will have a dilutive impact on our shareholders. In addition, the lower the price of our Ordinary Shares is at the time we exercise our right to sell shares to American Ventures, the more Ordinary Shares we will issue to raise our desired amount of proceeds from the sale, and the greater the dilution to our existing shareholders.

The price that American Ventures will pay for our Ordinary Shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of the Ordinary Shares.

The historical net tangible book value (deficit) of our Ordinary Shares was approximately $(3,821,240), or $(0.29) per share as of June 30, 2025. Historical net tangible book value (deficit) per share represents the amount of our total tangible assets less our total liabilities, divided by 13,041,209, the total number of Ordinary Shares issued and outstanding on June 30, 2025.

After giving effect to (i) the sale of 19,047,619 Purchase Shares to American Ventures pursuant to the Purchase Agreement, which reflects the number of shares that we have registered and we may issue to American Ventures under this prospectus (including the Incentive Shares), and assuming gross proceeds of approximately $20 million from the sale of shares to American Ventures pursuant to the Purchase Agreement (based on an assumed price of $1.05 per share, the closing price of our Ordinary Shares on the NYSE American on January 14, 2026), which assumes no application of the Exchange Cap, and (ii) deducting estimated offering expenses of $200,000 payable by us, our pro forma net tangible book value as of June 30, 2025, would have been approximately $18,165,397, or $0.41 per share. This represents an immediate increase in net tangible book value of $0.70 per share and an immediate dilution of $0.72 per share to new investors.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share	$1.05
Historical net tangible book deficit per Ordinary Share at June 30, 2025	$(0.29)
As adjusted net tangible book value per Ordinary Share as June 30, 2025, after giving effect to the pro forma transactions	$0.69
As adjusted net tangible book value per share as of June 30, 2025, after giving effect to the offering attributable to new investors	$0.40
Dilution per Ordinary Share to new investors in this offering	$0.65

The table above excludes the following:

●	2,248,543 Ordinary Shares issuable upon the exercise of options outstanding as of the date of this prospectus at a weighted average exercise price of $1.64;

●	365,000 Ordinary Shares issuable upon the exercise of warrants outstanding as of the date of this prospectus at an exercise price of $2.35;

●	4,285,313 Ordinary Shares issuable upon the conversion of Series A Preference Shares outstanding as of the date of this prospectus based on a conversion price of $0.70;

●	342,857 Ordinary Shares issuable upon the exercise of warrants outstanding as of the date of this prospectus at an exercise price of $0.70;

●	770,111 Ordinary Shares issuable upon the exercise of options outstanding as of the date of this prospectus that were issued under the EIP;

●	2,331,025 Ordinary Shares issuable upon the vesting of Restricted Units outstanding as of the date of this prospectus that were issued under the EIP;

●	2,094,874 Ordinary Shares issuable upon the vesting of performance share rights outstanding as of the date of this prospectus that were issued under the EIP; and

●	550,000 Ordinary Shares issuable upon the vesting of performance share rights outstanding as of the date of this prospectus.

DESCRIPTION OF SHARE CAPITAL

The following descriptions are summaries of the material terms of our Constitution. Reference is made to the more detailed provisions of the Constitution. Please note that this summary is not intended to be exhaustive. For further information please refer to the full version of our Constitution which is included as an exhibit to this registration statement.

General

We are a public company limited by shares registered under the Corporations Act which is regulated by the Australian Securities and Investments Commission, or ASIC. Our corporate affairs are principally governed by our Constitution and the Corporations Act.

Generally speaking, the terms of our Constitution are not significantly different than a U.S. company’s charter documents, except we do not have a limit on our authorized share capital and the concept of par value is not recognized under Australian law.

Subject to restrictions on the issue of securities in our Constitution and the Corporations Act and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board determines.

The rights and restrictions attaching to Ordinary Shares are derived through a combination of our Constitution, the common law applicable to Australia, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our Ordinary Shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

Our Constitution

Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes of MMA. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders. Our Constitution is filed as an exhibit to this registration statement.

Interested Directors

A director who has a material personal interest in a matter that is being considered at a meeting of directors must not be present while the matter is being considered at the meeting or vote on that matter except where permitted by the Corporations Act.

Directors’ Compensation

Pursuant to our Constitution, the total aggregate fixed sum per annum to be paid to the directors (excluding salaries of executive directors) from time to time will not exceed the sum determined by the shareholders in a general meeting and the total aggregate fixed sum will be divided among the directors as the directors shall determine and, in default of agreement between them, then in equal shares.

Remuneration payable by the Company to the Managing Director and any other executive Directors may be by way of salary, bonuses, or any other elements but must not include a commission on, or percentage of, operating revenue.

Powers Exercisable by Directors

Pursuant to our Constitution (subject to the Corporations Act), the management and control of our business affairs are vested in our board. Subject to the Corporations Act, our board has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, in each case, in the manner and on terms it deems fit.

Rotation of Directors

Pursuant to our Constitution, there must be an election of Directors at the Company’s annual general meeting. Upon the Company’s admission to a Financial Market, no director except a Managing Director shall hold office for a period of three years, or beyond the third annual general meeting following the Director’s election, whichever is the longer, without submitting themselves for re-election. If no Director is standing for election or re-election, then the directors to retire at an annual general meeting are those who have been longest in office since their last election and if there are 2 or more who were elected on the same day, then the Director to retire will be decided by lot, unless the relevant Directors agree otherwise.

Rights and Restrictions on Classes of Shares

Subject to the Corporations Act, the rights attaching to our Ordinary Shares are detailed in our Constitution. Our Constitution provides that the Board may issue shares from time to time with preferred, deferred or other special rights, whether in relation to dividends, voting, return of share capital, or otherwise. Subject to the Corporations Act, or any rights and restrictions attached to a class of shares currently on issue, we may issue further shares on such terms and conditions as our board resolves. Currently, our outstanding share capital consists of only Ordinary Shares.

Dividend Rights

Subject to the Corporations Act, our board may from time to time determine to pay any interim, special or final dividends to shareholders, fix the amount of dividend, the record date for determining entitlements to, and for payment of, a dividend and the method of payment of a dividend.

Voting Rights

Under our Constitution, each shareholder has one vote determined by a show of hands at a meeting of the shareholders unless a poll is required under the Constitution or the Corporations Act. On a poll vote, each shareholder shall have one vote for each fully paid share and a fractional vote for each share that is not fully paid, such fraction being equivalent to the proportion of the amount that has been paid to such date on that share. Shareholders may vote by proxy. Under Australian law, shareholders of a public company are not permitted to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting.

Right To Share in Our Profits

Subject to the Corporations Act and pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends. Our board may from time to time determine to pay dividends to the shareholders; however, under the Corporations Act, we must not pay a dividend unless: (a) our assets exceed our liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend; (b) the payment of the dividend is fair and reasonable to our shareholders as a whole; and (c) the payment of the dividend does not materially prejudice our ability to pay our creditors. Unless any share is issued on terms providing to the contrary, all dividends are to be apportioned and paid proportionately to the amounts paid, or credited as paid on the relevant shares.

Rights to Share in the Surplus in the Event of Liquidation

Our Constitution provides for the right of shareholders to participate if there is a surplus of assets in the event of our liquidation.

No Redemption Provision for Ordinary Shares

There are no redemption provisions in our Constitution in relation to Ordinary Shares. Under our Constitution and subject to the Corporations Act, redeemable preference shares may be issued and liable to be redeemed on the terms that they are issued, which may be at our option.

Variation or Cancellation of Share Rights

The rights attached to shares in a class of shares may only be varied or cancelled (unless otherwise provided by the terms of issue of Shares in a class, in which case the procedure set out in the terms of issue applies), by either:

●	a special resolution passed by members holding shares in the class; or
●	the written consent of members with at least 75% of the shares in the class.

Liability for Further Capital Calls

According to our Constitution, the board may make any calls from time to time upon shareholders in respect of all monies unpaid on partly-paid shares (if any), subject to the terms upon which any of the partly-paid shares have been issued. Each shareholder is liable to pay the amount of each call in the manner, at the time, and at the place specified by the board. Calls may be made payable by installment. Failure to pay a call will result in interest becoming payable on the unpaid amount and ultimately, forfeiture of those shares. As of the date of this prospectus, all of our issued shares are fully paid.

Comparison of Australian and Delaware Law

The table below provides a summary of the Australian law applicable to MMA as an Australian public company, and certain rights attaching to MMA’s shares. These laws and/or rights may be different to those which would apply if MMA were incorporated in Delaware and subject to Delaware and US federal laws, the table below provides a summary comparison for illustrative purposes. Investors should also carefully review the relevant risks highlighted in this section in this regard and the summary of the matters set forth under the section entitled “Description of Share Capital”, as well as the copy of our Constitution (which is included as an exhibit to the registration statement to which this prospectus forms a part), prior to investing in the Ordinary Shares.

Matter	Australian public company	Listed US company incorporated in Delaware
Share capital

The Corporations Act does not:

● prescribe the minimum amount of share capital that MMA should have;

● prescribe a minimum issue price for each share in MMA; or

● require MMA to place a maximum limit on the share capital that its members may subscribe.

Australian law does not contain any concept of authorized capital or par value per share.

Under Australian law and our Constitution, the issue price of shares is set by the MMA Directors collectively as a board at the time of each issue.

A US company’s certificate of incorporation may authorize the issue of up to a maximum number of shares, which may consist of different classes of shares and stipulate the par value for those shares.

Issuing additional shares	Subject to the Corporations Act, our Constitution authorizes the MMA Board to allot and issue securities in the capital of MMA to any person on such terms and with such rights as the Board determines.

A US company’s by-laws will generally permit the issue of authorized and unissued shares of any class by vote of the board of directors in such manner, for such consideration and on such terms as the board of directors may determine, without stockholder approval.

Furthermore, under the NYSE listing rules, a listed company will not be able to disparately reduce or restrict voting rights of the shares through any corporate action or issuance.

Transfer of shares

Under Australian law and our Constitution, securities in MMA are generally freely transferable.

The MMA Directors may however refuse to register a transfer of shares in limited circumstances as detailed in our Constitution, and where the transfer would be contrary to the Corporations Act.

Under the Delaware General Corporation Law (“DGCL”), shares are generally freely transferable.

Transfer of shares may be subject to restrictions imposed by US federal or state securities laws, by the certificate of incorporation or by-laws or by an agreement signed with the holders of shares at issue.

Generally, a transfer of shares shall be made only on the transfer books of a Delaware incorporated company or by a transfer agent designated to transfer shares of a Delaware incorporated company. Where a Delaware incorporated company Shares are certificated, certificates must be surrendered for cancellation before a new certificate, if any, is issued.

Matter	Australian public company	Listed US company incorporated in Delaware
Dividends and distributions

Our Constitution permits the Board to declare dividends to shareholders from time to time in its sole discretion.

Under the Corporations Act, a company may only pay a dividend where, in summary, the company’s assets exceed its liabilities at the relevant time to the extent of the dividend to be declared, the payment is fair and reasonable to the company’s shareholders as a whole and does not materially prejudice the company’s ability to pay its creditors.

Under the DGCL, the board of directors of a company incorporated in Delaware is permitted to declare and pay dividends to stockholders either:

● out of that company’s surplus, which is defined to be the net assets less statutory capital; or

● if no surplus exists, then out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding stock of all classes having a preference on distribution of assets.

Holders of common stock will generally be entitled to receive dividends when and as declared by the company’s Board out of funds legally available for that purpose.

Voting rights and Quorum Requirements

Our Constitution provides that:

● on a show of hands each individual present who is a member, proxy, attorney or representative of a member entitled to vote has one vote;

● on a poll each shareholder has one vote for every fully paid share held and a fraction of a vote for each partly paid share held, with the fraction of the vote being equivalent to the portion of the share paid up; and

● two shareholders present constitutes a quorum.

Generally speaking, a company incorporated in Delaware’s certificate of incorporation provides that each stockholder is entitled to one vote for each share of capital stock entitled to vote, unless otherwise provided by the DGCL or the company’s governing documents.

Matter	Australian public company	Listed US company incorporated in Delaware
Variation in rights

Under the Corporations Act, if a company has a constitution that sets out a procedure for varying or cancelling rights attached to shares in a class of shares, those rights may be varied or cancelled only in accordance with the procedure.

Under our Constitution, the rights may only be varied or cancelled:

● with the consent in writing of the holders of at least 75% of the issued Shares of that class; or

● with the sanction of a special resolution passed at a separate general meeting of the holders of the Shares of the class.

The company must give written notice of the variation or cancellation to the members of the class within 7 days after the variation or cancellation is made.

The Corporations Act also provides that where shareholders in an affected class do not all agree (whether by resolution or written consent) to the:

● variation or cancellation of their rights; or

● a modification to the relevant constitution to allow rights to be varied or cancelled,

then shareholders with at least 10% of the votes in the affected class may apply to the court (within a limited time frame) to have the variation, cancellation or modification set aside.

Subject to the shares’ terms of issue, the rights attached to a class of shares are not deemed varied by the issue of further shares of that class.

Under the DGCL, any amendment to the company incorporated in Delaware’s certificate of incorporation requires approval by holders of the outstanding shares of a particular class if that amendment would:

● increase or decrease the aggregate number of authorized shares of that class;

● increase or decrease the par value of the shares of that class; or

● alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If an amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to adversely affect that series without adversely affecting the entire class, then only the shares of the series so affected shall be considered a separate class and entitled to such separate class approval of the proposed amendment.

Under the DGCL, amendments to a company incorporated in Delaware’s certificate of incorporation also generally require:

● a board resolution recommending the amendment; and

● approval of a majority of the outstanding shares entitled to vote and a majority of the outstanding shares of each class entitled to vote.

Certain amendments to the relevant company’s certificate of incorporation could, in the future, require approval of only the majority of the shares of the then issued and outstanding preferred stock, because the DGCL and the company’s certificate of incorporation permit the company to issue preferred shares with powers, preferences and rights superior to those of common stock.

Pursuant to a company incorporated in Delaware’s by-laws, a company incorporated in Delaware’s by-laws or certificate of incorporation may be adopted, amended or repealed by the board of directors or by the affirmative vote of the holders of a majority of the voting power of all of the shares of the corporation then issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class.

Matter	Australian public company	Listed US company incorporated in Delaware
Related party and director transactions

The Corporations Act governs the provision of financial benefits to related parties of public companies and requires that shareholder approval is obtained prior to financial benefits being provided to related parties or giving the financial benefit falls within a specific exception set out in the Corporations Act (for example, a benefit given on arms’ length terms or the reasonable remuneration or reimbursement of an officer or employee).

Directors, when entering into transactions with MMA, are also subject to the Australian common law and statutory duties to avoid actual and potential conflicts of interest. There are also disclosure requirements and voting restrictions imposed on directors under the Corporations Act on matters involving a material personal interest.

Within the parameters summarized above, under our Constitution a director’s position as such does not disqualify that person from:

● holding any other office or place of profit or employment (except with MMA’s auditor), on such terms as the MMA Directors approve;

● being a shareholder in or a director of a company promoted by MMA or in which MMA may be interested as a vendor, shareholder or otherwise; or

● entering into an agreement with MMA.

A director must also comply with:

● the material personal interest provisions set out in section 191 of the Corporations Act; and

● section 195 of the Corporations Act in relation to being present and voting at a board meeting that considers a matter in which he or she has a material personal interest.

Under the DGCL, no contract or transaction between a company incorporated in Delaware and one or more of its directors or officers, or between the relevant company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest will be void or voidable solely for that reason, or solely because the relevant director or officer is present at or participates in the company board or committee meeting that authorizes the contract or transaction, or solely because the vote of the relevant director or officer is counted for that purpose, if:

● the material facts as to the director’s or officer’s relationship or interest, and as to the contract or transaction, are disclosed or known to the board of directors or committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

● the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

● the contract or transaction is fair to the company as of the time that it is authorized, approved or ratified by the board of directors, committee or stockholders.

Matter	Australian public company	Listed US company incorporated in Delaware
Protection against oppression of shareholders

The Corporations Act empowers the court to make any order it considers appropriate if conduct of a company’s affairs is found to be oppressive to a member or members.

Such orders may include winding up, regulating the conduct of the company’s affairs, authorizing a member to institute derivative proceedings or requiring a person to engage in or abstain from specified conduct.

The DGCL contains no equivalent statutory provisions. However, Delaware law may provide judicial remedies to stockholders in comparable circumstances.

Buy-back of shares

The Corporations Act allows MMA to buy-back its own shares through a specific buy-back procedure provided that:

● the buy-back does not materially prejudice MMA’s ability to pay its creditors; and

● MMA follows the relevant procedures set out in the Corporations Act.

The buy-back procedure includes the form of shareholder approval (for example, ordinary, special or unanimous resolutions), a notice period and disclosure to be given to the shareholders, depending on the type of buy-back to be undertaken.

The DGCL generally permits a Delaware incorporated company to purchase or redeem its outstanding shares out of funds legally available for that purpose without obtaining stockholder approval, provided that:

● the capital of a Delaware incorporated company is not impaired;

● such purchase or redemption would not cause the capital of a Delaware incorporated company to become impaired;

● the purchase price does not exceed the price at which the shares are redeemable at the option of a Delaware incorporated company; and

● immediately following any such redemption a Delaware incorporated company shall have outstanding one or more shares of one or more classes or series of stock, which shares shall have full voting powers.

Matter	Australian public company	Listed US company incorporated in Delaware
Takeovers

The Corporations Act prohibits the acquisition of a relevant interest in voting shares of a company where the acquisition would increase a person’s voting power in the company to over 20% or increases from a starting point that is above 20% and below 90%, except in certain circumstances.

The Corporations Act also sets out disclosure requirements for persons who have or cease to have a substantial holding in a company. Compulsory acquisition is permitted by holders with an interest of 90% or more of a class of securities.

Certain exceptions to this general takeover prohibition are set out in the Corporations Act, including:

● an acquisition resulting from a scheme of arrangement undertaken in accordance with the Corporations Act and approved by the court; and

● an acquisition that results from the acceptance of an offer under a takeover bid.

In this respect, any takeover bid made for MMA must be on the same terms for all shareholders, subject to minor exceptions, and must comply with the timetable, disclosure and other requirements set out in the Corporations Act.

The purpose of these provisions is to seek to ensure that shareholders in a target company that they have a reasonable and equal opportunity to share in any premium for control and that they are given reasonable time and sufficient information to assess the merits of the proposal.

Section 203 of the DGCL applies to a company and provides that if a holder acquires 15% or more of a company’s voting stock (an “Interested Holder”) without prior approval of the board of directors, then for three years a company cannot engage in a broad range of business combinations with such Interested Holder. Such business combinations include (a) certain mergers or consolidations with the Interested Holder or entities affiliated with the Interested Holder,

(b) certain sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of the company assets to the Interested Holder, which assets have an aggregate market value equal to 10% or more of either all of the assets of a company or all of the outstanding stock of a company,(c) certain transactions which result in the issuance or transfer by a company or by any direct or indirect majority owned subsidiary, to the Interested Holder, of any stock of a company or of such a company subsidiary, (d) certain transactions involving a company or any direct or indirect majority-owned subsidiaries which have the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the company or such subsidiary which is owned by the Interested Holder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly by the Interested holder, and (e) any receipt by the Interested Holder of the benefit, directly or indirectly (except proportionately as a stockholder of the company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted by Section 203(c)(3)(i)-(iv)) provided by or through the company or any direct or indirect majority-owned subsidiary.

The Section 203 limitation would not apply if (a) the business combination was approved by the board of directors of the company before the holder became an Interested Holder, (b) the business combination is subsequently approved by the a company board of directors and also by two-thirds of the a company stock held by persons other than such Interested Holder at an annual or special meeting of stockholders, or (c) upon consummation of the transaction which resulted in the stockholder becoming an Interested Holder of the company, the Interested Holder owned at least 85% of the company’s voting stock which was outstanding at the time the transaction commenced (excluding stock owned by any directors who are also officers and certain employee stock plans).

The effect of the restriction is to give the company’s board of directors the ability to prevent or inhibit an unsolicited takeover attempt initiated through a merger or asset purchase proposal. It may also dissuade unsolicited tender offer proposals unless the offeror is confident of achieving the 85% shareholding level via the tender offer.

Matter	Australian public company	Listed US company incorporated in Delaware
Annual shareholder meetings	Under the Corporations Act, the annual general meeting of MMA is required to be held at least once every calendar year and within five months after the end of each financial year.

The DGCL requires a company incorporated in Delaware to have an annual stockholders’ meeting to elect directors, unless directors are elected by written consent in lieu of an annual meeting.

Under the DGCL, a director or stockholder of a company incorporated in Delaware may petition the Court of Chancery of Delaware for an order compelling the holding of an annual meeting if:

		●	no annual meeting has been held, or action by written consent to elect directors in lieu of an annual meeting has been taken, for a period of 30 days after the date designated for the annual meeting; or

		●	no date for an annual meeting has been designated for a period of 13 months after the latest to occur of the company’s organization, the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting.

Shareholders’ right to request or requisition a general meeting

The Corporations Act requires the Directors to call a general meeting on the request of members with at least 5% of the vote that may be cast at the general meeting or at least 100 Shareholders who are entitled to vote at a general meeting.

Shareholders with at least 5% of the votes that may be cast at the general meeting may also call and arrange to hold a general meeting at their own expense.

Annual meetings of stockholders shall be held at a time designated by or in the manner provided in the bylaws.

Special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of Meetings	The Corporations Act requires at least 28 days’ notice of a general meeting of company listed on a financial exchange.	The DGCL provide that notice of a stockholders’ meeting be delivered not less than ten days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except as otherwise provided in the company’s by-laws or as required by the DGCL.

Matter	Australian public company	Listed US company incorporated in Delaware
Remuneration reports

The Corporations Act requires that a public company’s annual report must include a report by the Directors on the company’s remuneration framework (remuneration report).

At the company’s annual general meeting, shareholders must vote to approve or reject the remuneration report.

The vote on the resolution is advisory only and does not bind the directors or the company. However, if the company’s remuneration report receives a ‘no’ vote of 25% of more, the company’s subsequent remuneration report must explain whether and how shareholders’ concerns have been taken into account.

If the company’s subsequent remuneration report receives a ‘no’ vote of 25% or more, shareholders will vote at the same annual general meeting to determine whether the directors (other than the managing director) will need to stand for re-election within 90 days.

If the resolution passes, then the ‘spill meeting’ at which the directors face re-election, will take place within 90 days.

Our Constitution provides that the directors are entitled to be remunerated. The extend of such remuneration shall be determined by the MMA Board, subject to laws relating to the giving of benefits to related parties, and to the extent applicable, any maximum amount that is from time to time approved by the shareholders of the company in a general meeting in accordance with any applicable listing rules.

Our Constitution also provides that:

In the U.S., the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (U.S.) requires all ‘reporting companies’ to have an advisory Shareholder vote on pay at least once every three years.

Companies must report the results and say how they have responded to these when making decisions on pay the following year.

So long as MMA qualifies as an ‘emerging growth company,’ it will not be required to hold an advisory Shareholder vote on pay.

The Company will be an emerging growth company until the earliest of: (i) the last day of the fiscal year in which our annual gross revenues exceed $1.235 billion, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933, (iii) the date on which the Company has, during the previous three year period, issued more than $1 billion in non-convertible debt, or (iv) the date that we become a ‘large accelerated filer’ as defined in Rule 12b-2 under the U.S. Exchange Act.

A company becomes a large accelerated filer if it meets the following conditions as of the end of its fiscal year: (i) it has an aggregate worldwide market value of the voting and non-voting common equity held by non-affiliates of $700 million or more as of the last business day of its second fiscal quarter; (ii) it has been subject to the requirements of Section 13(a) or 15(d) of the U.S. Exchange Act for at least 12 months; (iii) it has filed at least one annual report pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act; and (iv) it is not eligible to rely on certain requirements for smaller reporting companies for its annual and quarterly reports.

●	the remuneration may be provided in the form of shares or other securities of the company or any subsidiary of the company, or options or rights to acquire such shares or other securities, on such terms as the MMA Board may decide; and

●	the directors may also be paid all travelling, and other expenses properly incurred by them: (a) in attending and returning from: (i) meetings of directors or any committee; or (ii) general meetings of the company; or (b) otherwise in connection with the business of the company.

Matter	Australian public company	Listed US company incorporated in Delaware
Approval of Corporate Matters by Written Consent	Our Constitution provides that anything which may be done by resolution of the Company in a general meeting, may be done by written resolution.	Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, prior notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

Special resolutions

Under the Corporations Act, a special resolution must be a resolution that is passed by at least 75% of the votes cast by members entitled to vote on the resolution.

Approval by special resolution of shareholders is required for actions such as modifying or repealing our Constitution, changing MMA’s name or company type, selectively reducing or buying back capital (in some circumstances), providing financial assistance in connection with the acquisition of shares in the company, and undertaking a voluntary winding up of MMA.

The DGCL contains no concept of special resolutions.

Removing directors

The Corporations Act provides that a public company may by resolution at a general meeting remove a director from office.

Notice of intention to move the resolution must be given by the company at least 2 months before the meeting is to be held, and the company must notify the director as soon as possible after notice of the intention is received.

Subject to certain exceptions, the DGCL provides that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Matter	Australian public company	Listed US company incorporated in Delaware
Duties and liability of directors

General duties imposed by the Corporations Act on directors and officers of companies include duties to exercise duties and powers with due care and diligence, in good faith and for a proper purpose, and not to improperly use their position or information obtained through their position to gain advantage or cause detriment to the company.

Under the Corporations Act, there is a general prohibition on a company or a related body corporate exempting officers from any liability incurred as an officer of the company.

Under Delaware law, the directors of a company incorporated in Delaware have fiduciary obligations, including the duty of care and the duty of loyalty.

The duty of care requires directors to act in good faith, with the care that a reasonable person in a similar position and circumstances would exercise and in a manner the director reasonably believes to be in the best interests of the company and its stockholders. Directors must inform themselves of all reasonably available material information before making business decisions on behalf of the company and to act with requisite care in discharging their duties to the company.

The duty of loyalty requires directors to act in good faith and in the company’s best interests.

Under the DGCL, a company incorporated in Delaware may include in its certificate of incorporation a provision eliminating the personal liability of a director or officer to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer.

However, the provision may not eliminate liability for:

●	breach of the director’s or officer’s duty of loyalty;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

●	directors for unlawful payment of dividends;

●	directors for unlawful purchases or redemptions of shares;

●	any transaction from which the director or officer derived an improper personal benefit; or

●	an officer in any action by or in the right of the corporation.

Matter	Australian public company	Listed US company incorporated in Delaware
Bringing or intervening in legal proceedings on behalf of the entity

A member, former member or person entitled to be a member of a company, or an officer or former officer of a company, may bring proceedings on behalf of a company and in the company’s name where the company is unwilling or unable to do so.

Proceedings may only be brought if leave is granted by a Court, including Federal Court, the Supreme Court of a State or Territory of Australia, or Federal Circuit and Family Court of Australia, for the person to bring or intervene in proceedings.

Leave will generally be granted if the court is satisfied that:

● it is probable that the company itself will not bring the proceedings or properly take responsibility for them;

● the applicant is acting in good faith;

● it is in the best interests of the company that the applicant be granted leave;

● if the application relates to leave to bring proceedings, there is a serious question to be tried;

● either at least 14 days before making the application, the applicant gave written notice of the application to the company, or it is appropriate to grant leave even though the notice period was not provided.

The DGCL permits a stockholder to bring a derivative action on behalf of a company if those in control of the company have failed to assert a claim belonging to the relevant company.

Derivative actions have certain standing and eligibility requirements, including that the plaintiff in the action must generally have been a stockholder of the company at the time that the act complained of occurred and must maintain his or her status as a stockholder of the company throughout the course of the litigation. Derivative plaintiffs must have previously made a demand on the directors of the company to assert the corporate claim, unless such a demand would have been futile.

Continuous disclosure

The Corporations Act contains provisions which require a listed company to comply with the relevant disclosure rules of their financial market, in summary being such information concerning the company that a reasonable person would expect to have a material effect on the price or the value of the company’s shares.

There are also periodic reporting and disclosure rules that apply, requiring it (among other things) to report to ASIC at the end of every half year and annually in respect of its financial statements and reports.

US reporting companies are subject to US federal securities laws and regulations in relation to its ongoing disclosure obligations.

Once listed on a national securities exchange, the US company will also be subject to the ongoing disclosure obligations of such exchange.

The NYSE listing rules and US federal securities laws and regulations generally require disclosure to the public of any material information that would reasonably be expected to affect the value of a company’s shares or influence investors’ decisions. This includes:

●	annual reports on Form 10-K;

●	quarterly reports on Form 10-Q;

●	current reports containing material information required to be disclosed on Form 8-K;

●	company insider reports; and

●	proxy statement.

Matter	Australian public company	Listed US company incorporated in Delaware
Inspection of Books and Records	Inspection of our records is governed by the Corporations Act. Any member of the public has the right to inspect or obtain copies of our registers, and the Company may charge a fee not exceeding the prescribed fee set by regulation. Shareholders are not required to pay a fee for inspection of our registers or minute books of the meetings of shareholders. Other corporate records, including minutes of directors’ meetings, financial records and other documents, are not open for inspection by the public or shareholders. Where a shareholder is acting in good faith and an inspection is deemed to be made for a proper purpose, a shareholder may apply to the court to make an order for inspection of our books.	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder

Insider trading

The Corporations Act prohibits any person who:

● possesses information that is not generally available, but if it were generally available, a reasonable person would expect it to have a material effect on the price or value of company’s securities (Inside Information); and

● knew, or ought reasonably to have known, that the information was Inside Information,

from applying for, buying or selling those securities (or entering an agreement to do so) or procuring others to do so. The prohibition also extends to the communication of the information (or causing the information to be communicated) directly or indirectly to third parties if the person knew, or ought reasonably to have known, that the recipient would or would be likely to apply for, buy or sell the securities (or enter an agreement to do so), or procure others to do so.

This prohibition is subject to certain limited exceptions.

US federal securities laws generally prohibit any person who possesses material non-public information relating to a company incorporated in the US or its securities from buying or selling those securities or procuring others to do so, or from communicating the material non-public information to third parties.

Matter	Australian public company	Listed US company incorporated in Delaware
Winding up

The members of a solvent company may determine to wind-up the company under the Corporations Act. A special resolution is required.

From the passing of the resolution, the company must cease to carry on its business except so far as the liquidator considers is required for the beneficial disposal or winding up of that business, but the corporate state and corporate powers of the company continue until it is deregistered.

Our Constitution states that if MMA is wound up, if the assets available for distribution among the shareholders are insufficient to repay the whole of the paid up capital, the assets must be distributed so that, as nearly as may be, the losses are borne by the shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively, alternatively, if the assets available for distribution among the shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess must be distributed among the shareholders in proportion to the capital at the commencement of the winding up paid up, or which ought to have been paid up, on the Shares held by them respectively.

Further, a liquidator may, with the sanction of a special resolution, divide the assets of MMA among the shareholders in kind. The liquidator cannot compel any member to accept marketable securities in respect of which there is a liability as part of a distribution of assets of MMA.

The Corporations Act also provides that subject to provisions as to preferential payments, the property of a company must, on its winding up, be applied in satisfaction of its liabilities equally and, subject to that application, must, unless the company’s constitution otherwise provides, be distributed among the members according to their rights and interests in the company.

The DGCL permits the board of directors to authorize the dissolution of a company incorporated in Delaware if:

● a majority of the directors in office adopt a resolution to approve dissolution at a board meeting called for that purpose;

● holders of a majority of the issued and outstanding shares entitled to vote on the matter adopt a resolution to approve dissolution at a stockholders’ meeting called for that purpose; and

● a certificate of dissolution is filed with the Delaware Secretary of State.

The DGCL also permits stockholders to authorize the dissolution of a company incorporated in Delaware without board action if:

● all of the stockholders entitled to vote on the matter provide written consent to dissolution; and

● a certificate of dissolution is filed with the Delaware Secretary of State.

General Meetings of Shareholders

Under Australian law, shareholders of a public company are not permitted to approve corporate matters by written consent. General meetings of shareholders may be called by our board. Notice of the proposed meeting of our shareholders is required at least 28 days prior to such meeting under the Corporations Act. Except as permitted under the Corporations Act, shareholders may not convene a meeting. Under the Corporations Act, shareholders with at least 5% of the votes that may be cast at a general meeting may call and arrange to hold a general meeting. The meeting must be called in the same way in which general meetings of the company may be called, including the dispatch of a notice of meeting including the matters to be voted upon. The shareholders calling the meeting must pay the expenses of calling and holding the meeting.

The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting. The request must be made in writing, state any resolution to be proposed at the meeting, be signed by the shareholders making the request and be given to the Company. The board must call the meeting not more than 21 days after the request is made. The meeting must be held not later than two months after the request is given.

Foreign Ownership Regulation

There are no limitations on the rights to own securities imposed by our Constitution. However, acquisitions and proposed acquisitions of shares in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975, or the FATA, which generally applies to acquisitions or proposed acquisitions by a foreign person (as defined in the FATA) or associated foreign persons in certain transactions including those dealing with national security matters, of a sensitive nature or dealing with an interest in land, or which are otherwise over certain monetary thresholds, including where the transaction:

●	would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power in, an Australian company; and/or
●	by non-associated foreign persons that would result in such foreign person having an interest in 40% or more of the issued shares of, or control of 40% or more of the voting power in, an Australian company.

The Company is currently not considered by the Directors to be an Australian land corporation for the purposes of the FATA.

Whether prior approval of the Australian Federal Treasurer is required for an investor to be issued shares in the Company is an assessment which must be undertaken by each investor, as compliance with the FATA in those circumstances is the investor’s obligation.

Separate and stricter rules apply for foreign government investors (defined by the FATA). Generally, foreign government investors must seek prior Foreign Investment Review Board approval where they acquire a direct interest in an entity or business. The term ‘direct interest’ has a very broad meaning under the Foreign Acquisitions and Takeovers Regulations 2015 and ranges from a 10% interest in an entity to an interest of any percentage in an entity which gives the foreign government investor the ability to influence or participate in the central management and control of the entity or business or determine its policy.

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company in contravention of the FATA, the Australian Federal Treasurer may take a number of actions including imposing civil or criminal penalties or ordering the divestiture of such person’s shares or interest in shares in the Company. The Australian Federal Treasurer may order divestiture pursuant to the FATA if he determines that the acquisition has resulted in that foreign person, either alone or together with other non-associated or associated foreign persons, controlling the Company and that such control is contrary to the national interest.

Ownership Threshold

There are no provisions in our Constitution that require a shareholder to disclose ownership above a certain threshold. As a U.S. public company, our shareholders are subject to disclosure requirements under U.S. securities laws.

Issues of Shares and Change in Capital

Subject to our Constitution, the Corporations Act, and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine.

Subject to the requirements of our Constitution, the Corporations Act, and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital (provided that the reduction is fair and reasonable to our shareholders as a whole and does not materially prejudice our ability to pay creditors) or buy back our Ordinary Shares whether under an equal access buy-back or on a selective basis.

Change of Control

Takeovers of Australian public companies, such as MMA are regulated by the Corporations Act, which prohibits the acquisition of a “relevant interest” in issued share capital of a public company if the acquisition will lead to that person’s or someone else’s voting power in the company (when aggregated with their “associates”) increasing from 20% or below to more than 20%, or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

Generally, a person will have a relevant interest in the securities of a company if the person:

○	is the holder of the securities;
○	has power to exercise, or control the exercise of, a right to vote attached to the securities; or
○	has the power to dispose of, or control the exercise of a power to dispose of, the securities, including any indirect or direct power or control.

If, at a particular time, a person has a relevant interest in issued securities and the person:

○	has entered or enters into an agreement with another person with respect to the securities;
○	has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition);
○	has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities; or
○	the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised,

then the other person is taken to already have a relevant interest in the securities.

There are a number of exceptions to the above prohibition on acquiring a relevant interest in issued share capital in a company above 20%. In general terms, applicable exceptions which may apply include a regulated takeover, or a “whitewash resolution” of shareholders, among other exemptions.

ASIC and the Australian Takeovers Panel have a wide range of powers relating to breaches of takeover provisions, including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeover provisions provided in the Corporations Act. Our Constitution, which is included as an exhibit to this registration statement to which this prospectus forms a part, also contains a requirement for our shareholders to approve any proportionate takeover bid (i.e., a bid for a specified proportion of a class of securities) without the approval of a majority of our shareholders voting at a general meeting. For these provisions to be effective they must be approved by shareholders at a general meeting at least every three years. The clause in the Constitution is operative until July 20, 2026 unless re-approved for a longer period. The existence of these provisions may have the effect of discouraging proportionate takeover bids.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

Listing

Our Ordinary Shares are listed on the NYSE American under the symbol “MMA.”

SELLING SHAREHOLDER

This prospectus relates to the possible resale by the selling shareholder, American Ventures, of Ordinary Shares that may be issued to American Ventures pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with American Ventures on December 29, 2025, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by American Ventures of the shares that may be issued to American Ventures under the Purchase Agreement.

American Ventures, as the selling shareholder, may from time to time offer and sell pursuant to this prospectus any or all of the Ordinary Shares that we may sell to American Ventures under the Purchase Agreement. The selling shareholder may sell some, all, or none of its shares. We do not know how long the selling shareholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling shareholder regarding the sale of any of the shares.

The following table provides, as of January 14, 2026, information regarding the selling shareholder and the Ordinary Shares that it may offer and sell from time to time under this prospectus. The percentage of ownership in the table below is based on 26,883,541 Ordinary Shares outstanding on the date prior to the filing of this prospectus, which assumes the full exercise of the 400,000 Incentive Shares we have already issued as pre-funded warrants to American Ventures pursuant to the Purchase Agreement. Neither American Ventures nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Shareholder	Ordinary Shares Beneficially Owned Before this Offering		Percentage of Outstanding Ordinary Shares Beneficially Owned Before this Offering	Ordinary Shares to be Sold in this Offering		Percentage of Outstanding Ordinary Shares Beneficially Owned After this Offering
American Ventures LLC, Series XL MMA ELOC(1)	400,000	(2)	1.49%	18,647,619	(3)	-41.0	(4)%

(1)	Eric Newman, the Managing Member of American Ventures, is deemed to be the beneficial owner of all of the Ordinary Shares owned by American Ventures. Mr. Newman has shared voting and investment power over the shares being offered under the prospectus in connection with the transactions contemplated under the Purchase Agreement.
(2)	Represents the 400,000 Incentive Shares issued to American Ventures on December 31, 2025, as a fee for its commitment to purchase shares under the Purchase Agreement, all of which are covered by the registration statement that includes this prospectus. We have excluded from the number of shares beneficially owned by American Ventures prior to the offering all of the Ordinary Shares that American Ventures may be required to purchase on or after the date of this prospectus pursuant to the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of American Ventures’ control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of our Ordinary Shares to American Ventures are subject to certain limitations on the amounts we may sell to American Ventures at any time, including the Beneficial Ownership Limitation. See the description under the heading “Equity Line Transaction” for more information about the Purchase Agreement.
(3)	Although the Purchase Agreement provides that we may sell up to $20,000,000 of Ordinary Shares to American Ventures, we are only registering 19,047,619 Ordinary Shares for resale under this prospectus, including the 400,000 Incentive Shares. Therefore, only 18,647,619 of such shares represent shares that we may issue and sell to American Ventures for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period commencing on the Commencement Date. Depending on the price per share at which we sell our Ordinary Shares to American Ventures pursuant to the Purchase Agreement, we may need to sell to American Ventures under the Purchase Agreement more Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $20.0 million available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by American Ventures is dependent upon the number of shares we sell to American Ventures under the Purchase Agreement. Additionally, in no event may we issue or sell to American Ventures under the Purchase Agreement Ordinary Shares in excess of 5,374,020 shares, which is equal 19.99% of our Ordinary Shares outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) unless (i) we obtain shareholder approval to issue our Ordinary Shares in excess of the Exchange Cap or (ii) the average price of all Ordinary Shares issued to American Ventures under the Purchase Agreement equals or exceeds $1.13 per share (which represents the lower of (A) the official closing price of the Ordinary Shares on the NYSE American immediately preceding the signing of the Purchase Agreement and (B) the average official closing price of the Ordinary Shares on the NYSE American for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable NYSE American rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any Ordinary Shares under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the NYSE American or the Corporations Act 2001 (Commonwealth of Australia). The reported number of shares disregards the Exchange Cap.
(4)	Assumes the sale of all Ordinary Shares registered pursuant to this prospectus, although the selling shareholder is under no obligation to sell any Ordinary Shares at this time, and disregards the Exchange Cap.

PLAN OF DISTRIBUTION

The Ordinary Shares offered by this prospectus are being offered by American Ventures. The Ordinary Shares may be sold or distributed from time to time by American Ventures directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Ordinary Shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the Ordinary Shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Ordinary Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Ordinary Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

American Ventures is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

American Ventures has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the Ordinary Shares that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. American Ventures has informed us that each such broker-dealer will receive commissions from American Ventures that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from American Ventures, for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor American Ventures can presently estimate the amount of compensation that any agent will receive for any purchases of Ordinary Shares sold by American Ventures.

We know of no existing arrangements between American Ventures or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Ordinary Shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of Ordinary Shares offered by this prospectus by American Ventures, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such Ordinary Shares to American Ventures, any compensation paid by American Ventures to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Ordinary Shares covered by this prospectus by American Ventures. We have agreed to indemnify American Ventures and certain other persons against certain liabilities in connection with the offering of Ordinary Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. American Ventures has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by American Ventures specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

American Ventures has represented to us that at no time prior to the Purchase Agreement has American Ventures or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ordinary Shares or any hedging transaction, which establishes a net short position with respect to our Ordinary Shares. American Ventures agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised American Ventures that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes American Ventures, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all Ordinary Shares offered by this prospectus have been sold by American Ventures.

Our Ordinary Shares are currently quoted on the NYSE American under the symbol “MMA”. On January 14, 2026, the closing price of our Ordinary Shares was $1.05 per share.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the estimated expenses, excluding underwriting discounts, that we expect to incur in connection with our offer and sale of the Ordinary Shares and Pre-Funded Warrants. All amounts except the SEC registration fee, and the Financial Industry Regulatory Authority Inc. filing fee and the stock exchange listing fee are estimates.

SEC registration fee	$2,762
FINRA filing fee	3,500
Transfer agent’s fees and expenses	10,000
Printing expenses	10,000
Legal fees and expenses	125,000
Accounting fees and expenses	30,000
Miscellaneous and other fees and expenses	3,738
Total	$185,000

LEGAL MATTERS

The validity of the Ordinary Shares to be issued in this offering and certain regulatory matters will be passed upon for us QR Lawyers, our Australian counsel. Certain matters as to U.S. federal law and New York state law will be passed upon for us by Sheppard Mullin Richter & Hampton LLP, New York, New York, our U.S. counsel. Certain legal matters in connection with this offering will be passed upon for the placement agent by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Mixed Martial Arts Group Limited (the Company) as of June 30, 2025 and 2024 and for each of the three years in the period ended June 30, 2025 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO Audit Pty Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a limited company incorporated under the laws of Australia. Certain of our directors and officers and certain other persons named in this prospectus are citizens and residents of countries other than the United States and all or a significant portion of their assets may be located outside the United States. As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;
●	Enforce, in U.S. courts, judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;
●	Enforce, in U.S. courts, judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or
●	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws. Australia has developed a different body of securities laws as compared to the United States and may provide protections for investors to a lesser extent.

It may be difficult (or impossible in some circumstances) for Australian companies to commence court actions or proceedings before the federal courts of the United States or other jurisdiction in which it conducts business or has assets. This may make it difficult for us to recover amounts we are owed and to generally enforce our rights, which may have an adverse impact on our operations and financial standing. Even where we are able to enforce our rights, this may be costly and/or time consuming, risky, and may not guarantee recovery, which in turn may have an adverse impact on our operations and financial standing. With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. We are allowed four months following the end of our fiscal year to file our annual report with the SEC instead of approximately three, and we are not required to disclose certain detailed information regarding executive compensation that is required from U.S. domestic issuers. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently as companies that are not foreign private issuers whose securities are registered under the Exchange Act. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders, and our senior management, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.

As a foreign private issuer, we also are exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, and at the same time, as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the Ordinary Shares and Pre-Funded Warrants to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in this prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our Ordinary Shares and Pre-Funded Warrants. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete and reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus. We filed a registration statement on Form F-1 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference are:

●	our Annual Report on Form 20-F for the year ended June 30, 2025, filed with the SEC on October 31, 2025;

●	our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on July 10, 2025, July 15, 2025, July 17, 2025, July 25, 2025, August 6, 2025, August 27, 2025, September 9, 2025, October 7, 2025, October 20, 2025, October 29, 2025, December 5, 2025, December 29, 2025, December 30, 2025, and January 2, 2026 and

●	the description of our ordinary shares contained in our Registration Statement on Form 8-A filed with the SEC on March 13, 2024, and as attached in Exhibit 2.1 to our Annual Report on Form 20-F filed with the SEC on October 31, 2024.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Mixed Martial Arts Group Limited

Level 1, Suite 1, 29-33 The Corso

Manly, New South Wales 2095

Australia

+61 1800 151 865

We maintain an internet site at https://www.mma.inc. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

MIXED MARTIAL ARTS GROUP LIMITED

18,647,619 Ordinary Shares

400,000 Ordinary Shares Issuable Upon the Exercise of Pre-Funded Warrants

PROSPECTUS

March 6, 2026